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                                                                    Exhibit 99.1

PENTON MEDIA EXPECTS WEAKER FOURTH QUARTER, FINALIZES ASSET SALES

CLEVELAND, OH - February 3, 2003 - Penton Media, Inc. (NYSE: PME), a diversified business-to-business media company, announced today that its fourth-quarter 2002 revenue and adjusted EBITDA results will fall short of earlier guidance. Continuing weakness of Penton's technology and manufacturing properties as well as generally weak advertising results in December caused the shortfall to earlier guidance.

In its guidance of November 1, 2002, Penton stated that fourth-quarter revenues would decline at a rate similar to the Company's third-quarter 2002 year-on-year revenue decline of approximately 21%. Penton also estimated that adjusted EBITDA would be modestly below fourth-quarter 2001 adjusted EBITDA of $11.5 million. However, revenues in the fourth quarter declined by more than 25% from the fourth quarter of 2001, and adjusted EBITDA will be approximately half of fourth-quarter 2001 adjusted EBITDA.

"Visibility for a business recovery in the near term continues to be elusive as customers remain cautious about the future direction of the economy and concerned about the threats of war," said Thomas L. Kemp, chairman and chief executive officer. "Penton's technology and manufacturing products continued to struggle in the fourth quarter, reflecting the depressed conditions that persist in these markets."

As a result of its softer-than-expected performance in the fourth quarter, Penton drew $6.0 million against its revolving credit facility in December to accommodate working capital needs and interest obligations on its bonds.

During the fourth quarter, the Company also completed the sale of non-strategic assets, including the A/E/C SYSTEMS and Computers for Construction trade shows; Boardwatch magazine and its related Web site and directory; the ISPCON/Service Provider trade shows; Streaming Media trade shows and related Web site; and assets of Penton Media Australia (primarily magazines serving the IT market). The Company also closed the sale of Professional Trade Shows (regional manufacturing events) on January 24. Proceeds from the sales totaled less than $5 million as a result of difficult conditions in the business-to-business media mergers and acquisitions market. Furthermore, last week the Company received its 2002 tax refund of $52.7 million, which reflects the full benefit of its net tax loss carryback capacity for 2002.

PENTON EXPECTS TO PROVIDE THE DATE OF ITS FOURTH-QUARTER EARNINGS RELEASE AND INFORMATION ON ITS INVESTOR CONFERENCE CALL IN THE NEAR FUTURE. THE COMPANY IS OBSERVING A QUIET PERIOD, AND WILL NOT BE PROVIDING ANY ADDITIONAL INFORMATION BEYOND THE CONTENTS OF TODAY'S ANNOUNCEMENT UNTIL IT ISSUES FOURTH-QUARTER EARNINGS.



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ABOUT PENTON MEDIA

Penton Media is a diversified business-to-business media company that produces market-focused magazines, trade shows and conferences, and a broad offering of online media products. Penton's integrated media portfolio serves the following industries: Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.

The statements contained in the above guidance and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; the performance of Internet/broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.